Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 15, 2024 pertaining to the trivago N.V. Amended and Restated 2016 Omnibus Incentive Plan of our reports dated March 1, 2024, with respect to the consolidated financial statements of trivago N.V. and the effectiveness of internal control over financial reporting of trivago N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Cologne, Germany
July 15, 2024